Filed Pursuant to Rule 433

Registration No. 333-202584

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI EAFE ETF due September 6, 2019

Term Sheet to Pricing Supplement dated August 31, 2016

  Summary of terms

Issuer	Canadian Imperial Bank of Commerce
Term	Approximately 3.0 years
Market Measure	iShares® MSCI EAFE ETF (the “Fund”)
Pricing Date	August 31, 2016
Issue Date	September 6, 2016
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount is calculated” on page 3
Stated Maturity Date	September 6, 2019
Starting Price	58.35, the fund closing price of the Fund on the Pricing Date
Ending Price	The fund closing price of the Fund on the Calculation Date
Capped Value	130% of the Principal Amount ($1,300.00 per security)
Threshold Price	90% of the Starting Price
Participation Rate	175%
Calculation Date	August 29, 2019
Calculation Agent	Canadian Imperial Bank of Commerce
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	3.02%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 2.00% and WFA will receive a distribution expense fee of 0.075%
CUSIP	13605WBR1

Investment description
• Linked to the iShares® MSCI EAFE ETF

•    Unlike ordinary debt securities, the securities do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Fund from the Starting Price to the Ending Price.

The Redemption Amount will reflect the following terms:

If the price of the Fund increases:

You will receive the Principal Amount plus 175% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 30% of the Principal Amount

If the price of the Fund decreases, but the decrease is not more than 10%, or equals the Starting Price: You will be repaid the Principal Amount
If the price of the Fund decreases by more than 10%: You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%
• Investors may lose up to 90% of the Principal Amount

•    All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the Fund or the securities held by the Fund for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

• No periodic interest payments or dividends
• No exchange listing; designed to be held to maturity

The Issuer’s estimated value of the securities on the date of the accompanying pricing supplement, based on the Issuer’s internal pricing models, is $937.50 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a Capped Value of 130% or $1,300.00 per $1,000 security, a participation rate of 175% and a Threshold Price equal to 90% of the Starting Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Price and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Ending Price	Hypothetical percentage change from the Starting Price to the hypothetical Ending Price	Hypothetical Redemption Amount per security	Hypothetical pre- tax total rate of return	Hypothetical pre-tax annualized rate of return(1)

102.11	75.00%	$1,300.00	30.00%	8.94%
93.36	60.00%	$1,300.00	30.00%	8.94%
87.53	50.00%	$1,300.00	30.00%	8.94%
75.86	30.00%	$1,300.00	30.00%	8.94%
70.02	20.00%	$1,300.00	30.00%	8.94%
64.19	10.00%	$1,175.00	17.50%	5.45%
61.27	5.00%	$1,087.50	8.75%	2.82%
58.35(2)	0.00%	$1,000.00	0.00%	0.00%
55.43	-5.00%	$1,000.00	0.00%	0.00%
52.52	-10.00%	$1,000.00	0.00%	0.00%
51.93	-11.00%	$990.00	-1.00%	-0.33%
49.60	-15.00%	$950.00	-5.00%	-1.70%
46.68	-20.00%	$900.00	-10.00%	-3.48%
43.76	-25.00%	$850.00	-15.00%	-5.34%
29.18	-50.00%	$600.00	-40.00%	-16.32%
14.59	-75.00%	$350.00	-65.00%	-32.10%
0.00	-100.00%	$100.00	-90.00%	-63.74%

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The Starting Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Price.

How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•	If the Ending Price is greater than the Starting Price, the Redemption Amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 x	Ending Price – Starting Price	x Participation Rate	; and
Starting Price

(ii)	the Capped Value

•	If the Ending Price is less than or equal to the Starting Price, but greater than or equal to the Threshold Price, the Redemption Amount will be equal to $1,000

•	If the Ending Price is less than the Threshold Price, the Redemption Amount will be equal to $1,000 minus

$1,000 x	Threshold Price – Ending Price
Starting Price

In such a case, you will lose up to 90% of your Principal Amount.

iShares® MSCI EAFE ETF daily closing prices*

iShares® MSCI EAFE ETF Daily Closing

Prices

*The graph above sets forth the daily closing prices of the Fund for the period from January 3, 2007 to August 31, 2016. The closing price on August 31, 2016 was $58.35. The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive At Maturity Less, And Up To 90% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund.
•	Your Return On The Securities Could Be Less Than If You Owned Shares Of The Fund Or The Securities Composing The Underlying Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	Investing In The Securities Exposes Investors To Risks Associated With Investments In Foreign Securities Markets.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Prices Of The Fund Or The Securities Held By The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Publisher Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	The Stated Maturity Date May Be Postponed In Certain Circumstances.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement:
•	The Issuer of a Security or Currency That Comprises a Fund Could Take Actions That May Adversely Affect a Fund-linked Note.
•	Investors in Fund-linked Notes Will Have No Ownership of the Underlying Securities.
•	A Fund to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares, Inc. None of BTC, BFA or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Canadian Imperial Bank of Commerce’s use of information about the iShares.®

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